EX-99(p)10

Code of Ethics

5th April 2007

Code of Ethics

Contents

1. Personal Dealing procedures	3
2. Insider Dealing	9
3. Gifts and Entertainment	13
4. Outside Activities	15
Appendices	16

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Purpose of the Code of Ethics

Genesis’s principal business activity is to act as investment manager or adviser to institutional clients. The activities of Genesis individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. The Code of Ethics exists to help Genesis and individuals to manage those conflicts to ensure that neither Genesis nor the individual can be criticised for any actual or perceived conflict of interest.

The following general fiduciary principles shall govern investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of clients must be placed first at all times;

•

All personal securities transactions must be consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	An individual must comply with applicable U.S. federal securities law.

As part of an individual’s contract of employment with Genesis, employees undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice.

However, this Code does not attempt to identify all possible conflicts of interest and literal compliance with each of its specific provisions will not necessarily protect an individual from liability for personal trading or other conduct that violates a fiduciary duty to Genesis clients.

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1. Personal Dealing Procedures

As part of your contract of employment with Genesis, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of “Gross Misconduct”.

1.1 What Is Covered?

“Covered Securities” includes all securities, derivatives, bank debt, trade claims and similar investments unless specifically excluded below. Covered Securities include, without limitation, the following:

•	Debt and equity securities (whether or not such securities are public or private) including holdings in non-U.S. pooled vehicles;

•	Options on securities, indices, or currencies; and

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds) and interests in investment clubs.

The term “Covered Securities” does not include the following:

•	Direct obligations issued by the U.S. government (e.g., treasury securities);

•	Direct obligations of states, cities, counties and other US domestic governmental entities (e.g., municipal bonds) that are investment grade and not in default;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Investments in currencies (excluding options thereon);

•	Shares issued by money market funds; and

•	Shares of open-ended and closed-end US registered mutual funds other than:

(i)	ETFs;

(ii)	mutual funds advised or sub-advised by Genesis; or,

(iii)	mutual funds managed by Affiliates of AMG (see Appendix 2).

A Restricted Security is any security issued by a company within the Genesis emerging markets universe. A Restricted Security includes, without limitation, any Covered Security that:

(a) a Genesis client owns or is in the process of buying or selling,

(b) is issued by an entity that appears on Genesis’s Restricted List,

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(c)	may be considered for potential investment by a Genesis client as determined by a Compliance Officer, in his sole discretion;

(d)	is issued by a pooled vehicle managed by Genesis; or

(e)	is issued by Affiliated Managers Group, Inc.

A copy of the Restricted List is available from the Compliance Department.

1.2 Who Is Covered?

A “Covered Person” as used herein shall refer (i) each Genesis partner and employee; (ii) each member of the Guernsey Operating Committee; and (iii) those other individuals as designated in writing by the Compliance Officer.

The Personal Account Dealing requirements set forth in this Section 17 apply to “Personal Accounts” beneficially owned by Covered Persons or their “Immediate Family Members” (as such terms are defined in Appendix 1).

Any questions regarding the application of these terms should be referred to the Compliance Department.

1.3 Prior Approval Procedure

Covered Persons and Immediate Family Members are prohibited from engaging in any transaction in Restricted Securities without the prior written approval of the Compliance Officer, in his sole discretion (subject to the procedures herein).

Exemptions

The approval procedures do not apply upon the exercise of rights by an issuer pro rata to all holders of a class of shares, or the acquisition of shares through stock dividends, dividend reinvestments, stock splits, mergers or similar corporate actions generally applicable to all holders of such shares.

The approval procedures also do not apply with respect to transaction effected pursuant to an automatic dividend reinvestment plan (as determined by the Compliance Officer).

Prior approval must be sought using the PA Dealing Request Form (see Appendix 3). This must first of all be signed by the Covered Person and then by each of the following provided each is satisfied that a conflict of interest does not arise:

•	A dealer from the dealing desk; the dealers must confirm that there is no open order in existence for any client in the security in question;

•	A portfolio manager; the portfolio manager will confirm, having consulted other investment personnel as necessary, that there is no activity in the security under consideration for any client fund.

•	The Compliance Officer.

The Covered Person is required to complete the final section of Appendix 3 under which they confirm, a) that the order was dealt as approved, or b), that the order was not transacted.

An approval to transact will be valid for 24 hours. If a deal is not executed within that time, then a further request should be made for approval.

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A specific “Share Sell Form” (Appendix 3A) must be completed for staff wishing to sell GEMF shares.

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1.4 Will Prior Approval Be Refused?

Subject to the policies and standards set forth herein, prior approval shall be at the discretion of the Compliance Officer.

Approval will be automatically refused for any dealing in any security which is currently being purchased or sold for one or more Genesis clients. Where a Covered Person wishes to deal in the opposite direction to the client transaction—i.e. client buys and Covered Person sells or client sells and employee buys – the Covered Person must wait seven calendar days (six clear days) to remove any suggestion that the Covered Person might benefit from any market effect of the client trade. Covered Persons may not deal in the seven calendar days before an order is placed for a client fund.

Where in the opinion of the Compliance Officer taking into account the size, type of transaction and exchange upon which dealt he is satisfied that no material detriment to other investors may result due to the liquidity of the market and its ability to react to trading activity, a shorter period may be determined as appropriate.

Permission will not be given for any dealing if it is known that a client order is in contemplation.

Where permission to deal is given and a subsequent decision to deal for clients within seven calendar days is taken, that fact will be reported to the Compliance Officer which will consider whether the Covered Person concerned should disgorge any profit made on the transaction.

Where permission for a personal deal is refused, the staff member should not procure or encourage anyone else to enter into such a transaction.

1.5 Other Restrictions

1.5.1 Short Term Trading

A Covered Person (and Immediate Family Members) shall not profit from the purchase and sale, or sale and purchase, of any Covered Security within 60 days. Exceptional circumstances may be brought to the attention of the Compliance Officer and an exemption may be sought.

1.5.2 Initial Public Offerings

Covered Persons (and Immediate Family Members) are prohibited from acquiring any Beneficial Ownership in any Covered Security issued in connection with an initial public offering.

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The Compliance Officer will not likely grant any exceptions for investments in initial public offerings unless:

(a)	the offering is part of a “spin-off” or similar offering and the Covered Person’s ability to participate is the direct result of the Covered Person’s ownership of the shares of the parent company, or,

(b)	a “demutualization” or similar transaction of a mutual bank, insurance company or similar issuer occurs, provided that;

(i)	the Covered Person’s ability to participate is the direct result of the Covered Person’s ownership of insurance policies or deposits issued or maintained by the issuer and;

(ii)	the allocation of shares available for acquisition by the Covered Person is based on the Covered Person’s ownership of these policies or deposits.

In such circumstances, a Covered Person should seek the approval of the Compliance Officer as set forth in 17.3 above.

1.5.3 Limited Offerings

Participation in a limited offering (e.g. private placement) by a Covered Person (and Immediate Family Members) in any Covered Security requires the prior written approval of the Compliance Officer in accordance with the procedures set forth above.

1.5.4 After Hours Trading

No Covered Person shall be entitled to purchase or sell shares of any mutual fund for which Genesis acts as investment advisor or sub-advisor at any time following the close of the market on which such shares are traded.

1.5.5 US Mutual Funds

No Covered Person shall engage in the purchase or sale of any shares of

(a)	any registered mutual funds for which Genesis acts as investment advisor or sub-advisor, or,

(b)	any registered mutual funds which are managed by Affiliates of AMG (see Appendix 2).

1.6 Choice of Broker

Other than as set forth below for Restricted Securities, all personal dealings may be transacted through a broker of the individual’s choice.

The house nominated broker should be used for trades in Restricted Securities.

Specific approval can be obtained from the Compliance Officer to use another broker for Restricted Securities transactions provided adequate reason is given to support such a request.

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1.7 Broker Confirmations

The house broker will automatically provide a trade confirmation to the Compliance Officer.

For trades through other brokers, the Covered Person must arrange for a duplicate trade confirmation to be sent to the Compliance Officer within 10 business days of execution. Such period may be extended at the discretion of the Compliance Officer.

1.8 Initial, Quarterly and Annual Holdings Reports

Each Covered Person must submit to the Compliance Officer initial, quarterly and annual holdings reports disclosing:

(a)	Covered Securities in which the Covered Person or his or her Immediate Family Members have any Beneficial Ownership or direct or indirect investment authority; and,

(b)	the name of the broker, dealer or bank with which the Covered Person maintains an account in which any Covered Securities are held for his direct or indirect benefit (each, a “Holdings Report”).

Every Covered Person must submit a Holdings Report, within the following time frames:

•	No later than 10 days after becoming an Covered Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Covered Person;

•	No later than 30 days after the end of each calendar quarter; with respect to transactions during such quarter;

•	Once each year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

A Covered Person may elect to have his initial and subsequent trades input into the confidential database maintained by the Compliance Officer or his designate and the Compliance Officer will prepare the quarterly and annual report for approval by the Covered Person based on the information provided.

Such reports shall be reviewed by the Compliance Officer. The Compliance Officer will produce a report for the Operating Committee (no less than annually) which shall include any issues arising under the Code including but not limited to material violations under this Code of Ethics and any sanctions imposed as a result thereof.

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1.9 Declaration

An initial and annual declaration is required from each Covered Person . Through this declaration, each Covered Person confirms among other things that:

(a)	All relevant dealings have been notified to the Compliance Department; and

(b)	Where applicable, any trusts that have been established and which have been notified as being non-discretionary, remain so and that the Covered Person employee does not have the capacity to recommend or influence.

As and when the Code of Ethics is amended, the Compliance Officer will circulate the amended Code and bring important changes to the attention of Covered Persons. A written acknowledgement that Covered Persons have received, read and understood the amendments will be required for all substantive changes.

1.10 Reporting of Violations

If a Covered Person becomes aware of any violation of the Code of Ethics, the individual is required to report such violation to the Compliance Officer promptly. It is Genesis’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of this Code of Ethics.

1.11 Maintenance of Records

The Compliance Officer will retain the following records:

•	A copy of the completed PA Dealing Request Forms including reasons supporting the purchase of securities in limited offerings or IPOs

•	Broker confirmations

•	Initial, Quarterly and Annual holding Reports

•	Annual declarations from Covered Persons

•	A Copy of the Code of Ethics that is in effect or within the past five years was in effect

•	Records of violations of the Code and action taken as a result of such action

•	A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past five years were employees.

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2. Insider Dealing

Introduction

Genesis’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it is Genesis’s policy that no employee should knowingly trade in securities on the basis of material, nonpublic information. This is sometimes referred to as “insider trading”.

This Section constitutes Genesis’s Statement of Policies and Procedures on Insider Dealing (the “Statement”) and is issued in response to legislative and regulatory initiatives and activities.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) was enacted into US law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, nonpublic information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information.

In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or to deal with or through a professional intermediary or by acting himself as a professional intermediary.

Purpose of Statement

The purpose of this statement is to explain:

(i)	the general legal prohibitions regarding insider trading;

(ii)	the meaning of the key concepts underlying the prohibition;

(iii)	the sanctions for insider trading and expanded liability for controlling persons; and

(iv)	your obligations in the event you learn of material, nonpublic information. This Statement is intended to cover both the US and UK prohibition on insider dealing.

Applicability

This Statement applies to all Covered Persons as set forth in the Code of Ethics and whether they deal for client account or their personal account.

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The Basic Insider Trading Prohibition

In general, the “insider trading” legislation and the related rules prohibit any person from:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities,

in breach of a duty of trust or confidence owed by that person directly or indirectly to the issuer.

In addition, an SEC rule prohibits an individual from trading while in possession of material, non-public information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures.

Although Genesis has a fiduciary relationship with its clients, Genesis has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

Basic Concepts

The Act does not specifically define insider trading. However, US federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information. Thus, the key aspects of insider trading are: (a) materiality, (b) non-public information, (c) knowing or reckless action and (d) breach of fiduciary duty or misappropriation.

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Sanctions and Liabilities

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Genesis. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual to engage in insider dealing.

Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

Controlling Persons

The Act increases the liability of “controlling persons”—defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

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Procedures to be followed when receiving inside information

General

Whenever a Covered Person receives what he or she believes may be material, non-public information, he or she:

•

should not trade on his or her own behalf or on behalf of a client, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains nonpublic.

•	should promptly contact the Compliance Officer and refrain from disclosing the information to anyone else, unless specifically advised to do so by the Compliance Officer.

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an “insider” this should be reported to the Compliance Officer and the security will be considered a Restricted Security.

Covered Persons are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons e.g. related directors and employees themselves become “insiders”.

In such circumstances, the Covered Person must immediately notify the Compliance Officer confidentially in writing (e-mail should not be used for this purpose) and confirm the period during which the close relative remains an “insider”.

During such period, the affected security will be considered a Restricted Security and the situation monitored closely. On no account should the affected security or fact that it has been reported be discussed with anyone other than the Genesis Compliance Department.

The treatment as a Restricted Security operates to ensure that persons within the Genesis do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

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3. Gifts and Entertainment

Genesis generally prohibits employees from receiving gifts, gratuities and other inducements from any person or entity that does business with Genesis or from any entity which is a potential client investment. As set forth below, Genesis has adopted specific policies, restrictions and procedures to be observed by employees with respect to business-related gifts and related matters

3.1 Giving of Gifts and Hospitality

3.1.1 General

It is absolutely forbidden for Covered Persons to provide any gift or inducement to any party which conflicts with their duty to Clients.

3.1.2 Giving of Gifts

It is not Genesis’s policy to provide gifts of any sort.

If it is a member of staff’s wish to give a gift it should be cleared with the Compliance Officer beforehand.

3.1.3 Provision of Hospitality

Hospitality may only be provided in the presence of at least one member of Genesis and preferably when more than one is present. All hospitality that is provided should be reasonable given the circumstances. Please be advised that additional prohibitions or restrictions may apply with respect to gifts and/or entertainment extended to certain public officials. Please refer to the Compliance Officer if you have any questions.

If a member of staff considers that the hospitality could be regarded by an independent observer as being excessive, they should clear the item with the Compliance Officer before the hospitality is provided.

3.1.4 Requests for Charitable or Political Contributions from Clients

Where at all possible, requests for Charitable Contributions from clients should be politely declined. However, where Covered Persons feel that it is impossible to do this without causing offence, the payment should be cleared with the Compliance Officer before payment. All requests for political contributions from clients shall be declined and referred to the Compliance Officer.

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3.2 Accepting Gifts or Hospitality

3.2.1 General

It is absolutely forbidden for Covered Persons to receive any gift or inducement from any party which conflicts to their duty to clients.

3.2.2 Accepting Gifts

Gifts should only be accepted from Clients or service providers where they are reasonable and are in keeping with the nature of the relationship. Cash or its equivalent should always be declined. Where it is impossible to refuse a gift that is clearly inappropriate, the recipient should notify the Compliance Officer. The gift will either be retained for Genesis use or distributed amongst all members of staff.

All gifts with a monetary value of more than £25 should be reported to the Compliance Officer on the attached form (Appendix 22).

3.2.3 Receiving Hospitality

A modest level of entertaining is part of commercial life and inevitably Genesis’s suppliers will offer hospitality to Covered Persons. Hospitality is subject to the general rule of appropriateness. Covered Persons are forbidden from accepting hospitality when members of the providing supplier are not present. Therefore if a supplier provides tickets to an event but does not propose to attend himself, the tickets supplied should be treated as a gift rather than hospitality and subject to those rules. Similarly, travel to and from hospitality should not be accepted unless it is clearly part of the event, is provided to all attendees and is in the company of the provider.

Examples of hospitality that may be considered non-permissible include hospitality received from brokers to whom Genesis sends brokerage, including, but not limited to:

•	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•

Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value, as determined by the Compliance Officer (e.g., World Cup tickets, Wimbledon final round tickets, etc.).

Any hospitality with an open market value of more than £100 should be reported to the Compliance Officer using the attached form.

Due to the potential for serious embarrassment to Genesis non compliance will be regarded as a serious disciplinary offence.

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4. Outside Activities

Due to the potential for conflicts of interest and insider trading issues all Covered Persons are discouraged from engaging in outside activities or investment activities that may interfere with their Genesis duties.

On a Publicly Traded Company

No Covered Person shall serve on the board of directors of publicly traded companies without prior authorisation of the Compliance Officer. If such an authorisation is provided, the Compliance Officer will determine how to isolate the Covered Person serving as a director from participating in investment decision with respect to the pertinent company on a case by case basis.

Other Activities

Covered Persons must seek the approval of the Compliance Officer prior to acceptance of any outside business affiliations including directorships of private companies, consulting engagements, public/charitable positions, fiduciary appointments or executorship, trusteeship or power of attorney (other than with respect to a family member) appointment to a creditor committee.

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Appendices

Appendix 1:	Personal Accounts
Appendix 2:	List of Funds managed by AMG Affiliates
Appendix 3:	Personal Account Dealing Request Form
Appendix 3A:	Share Sell Form (Staff GEMF share sales)
Appendix 4:	Deleted 6th December 2006
Appendix 5:	Deleted 6th December 2006
Appendix 6:	Deleted 6th December 2006

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